Exhibit 99.1

TRIUS ANNOUNCES POSITIVE RESULTS FROM PHASE 1 LUNG STUDY OF

TOREZOLID PHOSPHATE

Second Generation Oxazolidinone Antibiotic Achieves High Exposure in Lung

San Diego, CA, February 28, 2011 - Trius Therapeutics, Inc. (Nasdaq: TSRX) today announced results from its Phase 1 clinical trial to evaluate the ability of torezolid to penetrate into the lung for potential use to treat lung infections. In this study a 200 mg dose of torezolid phosphate was administered orally once-daily for three days to healthy adult volunteers. The trial achieved its primary goal of establishing the steady-state plasma pharmacokinetics and distribution of active drug into epithelial lining fluid (ELF). The same 200 mg once-daily dose of torezolid phosphate is currently being tested in a Phase 3 clinical trial for acute bacterial skin and skin structure infections (ABSSSI).

In the Phase 1 lung study, the exposure of torezolid in ELF was 48-fold higher than that achieved in plasma. This exposure was significantly above the minimum inhibitory concentration (MIC90) for both Staphylococcus aureus (0.50 µg/mL) and Streptococcus pneumoniae (0.25 µg/mL) for the full daily dosing interval providing a pharmacokinetic rationale for the administration of a single 200 mg dose of torezolid phosphate every 24 hours for the treatment of lung infections caused by these pathogens. These results are consistent with those of prior animal studies that demonstrated considerable penetration of torezolid into lung fluids and tissues which translated into high efficacy in lung infections due to S. pneumoniae (penicillin-susceptible and -resistant) and S. aureus (methicillin-susceptible and -resistant) pathogens.

“Antibiotic penetration to the site of infection is a prerequisite for the effective treatment of pneumonia and this study clearly establishes that torezolid phosphate at the current 200 mg once-daily therapeutic dose is able to achieve a target exposure of drug expected to effectively treat lung infections,” said Dr. David P. Nicolau, Principal Investigator of the study from the Center for Anti-Infective Research and Development, Hartford Hospital, Hartford, CT. “The exposure ratio of torezolid into the ELF versus plasma was above values reported for linezolid, the first generation oxazolidinone, as well as above those reported for quinolone antibiotics, such as levofloxacin, which is a mainstay of therapy for community and hospital acquired pneumonia.”

Jeffrey Stein, President and Chief Executive Officer of Trius, further commented, “These data further support our objective of expanding the development of torezolid phosphate for lung infections caused by Staphylococcus and Streptococcus bacterial pathogens. If successfully developed, we expect torezolid phosphate to be the only once-a-day, gram positive agent for lung infections administered at the same IV and oral dose. We plan to submit, and expect to present, the full results of the study at a major scientific conference later this year.”

About Trius Therapeutics

Trius Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for serious, life-threatening infections. The company’s lead investigational drug, torezolid phosphate, is an IV and orally administered second generation oxazolidinone in Phase 3 clinical development for the treatment of acute bacterial skin and skin structure infections (ABSSSI), the first such trial to be initiated under a Special Protocol Assessment (SPA). In addition to the company’s torezolid phosphate clinical program, it is currently conducting two preclinical programs using its proprietary discovery platform to develop antibiotics to treat infections caused by gram-negative bacteria. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the potential efficacy of torezolid phosphate in treating lung infections, including as compared to linezolid and quinolone antibiotics, the ability of Trius to expand the development and use of torezolid phosphate to lung infections, and whether torezolid phosphate, if ultimately proven to be efficacious, will be the only once-a-day gram positive agent for lung infections administered at the same IV and oral dose. Risks that contribute to the uncertain nature of the forward-looking statements include: Trius’ ability to obtain additional financing; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; the performance of third-party manufacturers; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; Trius’ ability to freely commercialize its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Registration Statement on Form S-1 that was originally filed with the United States Securities and Exchange Commission on November 6, 2009, and the amendments thereto, and Trius’ Form 10-Q for the quarter ended September 30, 2010, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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